Exhibit 99.1

For Further Information Contact:

Paul G. Henning

Cameron Associates

212-554-5462

phenning@cameronassoc.com

CELSION CORPORATION REPORTS FIRST QUARTER

 2008 RESULTS

Financial Resources Sufficient to Advance Current Projects

Columbia, MD., May 8, 2008: CELSION CORPORATION (NASDAQ: CLN)

For the quarter ended March 31, 2008 Celsion reported a net loss of $4.1 million, or $0.40 per share, compared to a net loss of $2.4 million, or $0.30 per share, for the first quarter of 2007. The results for 2007 included income from discontinued operations of $0.9 million, or $0.08 per share. When comparing income from continuing operations, the Company recorded a loss $4.1 million, or $0.40 per share for the first quarter of 2008 compared to $3.2 million or $0.30 per share for the first quarter of 2007.

Mr. Michael H. Tardugno, Celsion’s president and chief executive officer, commented, “We continue to execute on our plans and have initiated our Phase III Primary Liver Cancer study during the first quarter. We are carefully managing our expenditures in order to ensure that our financial resources are sufficient to further our current clinical trials, including funding of our Phase III primary liver cancer study to a point where we have the data necessary to determine if there is support for an NDA filing, as well as explore other heat sensitive liposomal anticancer formulations. Our current cash balance plus the collection of the $30 million due on the sale of our medical device business last year will allow us to move forward with those initiatives”.

The Company is holding a shareholders’ conference call on Friday, May 9, 2008 at 11:00 a.m. Eastern Time.  To participate in the call, interested parties can dial 877-604-2080 (U.S./Canada) or 706-902-1383 (International), Conference ID: #46666077 to register ten minutes before the call is scheduled to begin.

The call will be archived for replay from May 9, 2008 at 2:00 p.m. until May 23, 2008.  The replay can be accessed at 800-642-1687 or 706-645-9291, Conference ID: #46666077.  The call will also be available on the Company’s website, http://www.celsion.com for 90 days.

About ThermoDox®: ThermoDox® is Celsion’s proprietary heat-sensitive liposomal encapsulation of doxorubicin, an approved and frequently used anti-cancer drug used in the treatment of various cancers including breast cancer. Localized mild hyperthermia (40-42 degrees Celsius) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Condensed Statements of Operations

(in thousands except for per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenues	$—	$—

Operating expenses:
Research and development	2,967	1,771
General and administrative	1,176	1,294
Total operating expenses	4,143	3,065

Loss from operations	(4,143)	(3,065)

Other income (expense):
Interest income	75	181
Interest expense	(14)	(348)

Loss from continuing operations	(4,082)	(3,232)

Discontinued Operations
Income from discontinued operations	—	875

Net loss	$(4,082)	$(2,357)

Net loss from continuing operations per common share - basic	$(0.40)	$(0.30)

Net loss from continuing operations per common share - diluted	$(0.40)	$(0.30)

Net income from discontinued operations per common share - basic	$—	$0.08

Net income from discontinued operations per common share - diluted	$—	$0.08

Net loss per common share - basic	$(0.40)	$(0.22)

Net loss per common share - diluted	$(0.40)	$(0.22)

Weighted average shares outstanding - basic	10,143,442	10,746,869

Weighted average shares outstanding - diluted	10,143,442	10,750,869

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)

Current assets
Cash and short term investments	$1,543	$5,937
Accounts receivable	210	230
Due from Boston Scientific Corporation	15,000	15,000
Prepaid expenses	248	257
Total current assets	17,001	21,424

Other assets
Property and equipment, net	244	268
Notes and loans receivable	538	1,382
Due from Boston Scientific Corporation - Non Current	15,000	15,000
Other assets	1,067	965
Total other assets	16,605	17,347

Total assets	$33,850	$39,039

Current liabilities
Accounts payable	$2,289	$1,830
Accrued expenses	3,921	5,066
Income taxes payable	—	546
Note payable - current portion	687	677
Total current liabilities	6,897	8,119

Long-term liabilities
Note payable	59	235
Other liabilities	33	34
Total long-term liabilities	92	269

Total liabilities	6,989	8,388

Stockholders’ equity
Common stock	108	108
Additional paid-in capital	88,611	88,320
Accumulated deficit	(59,219)	(55,138)
Subtotal	29,500	33,290
Less: Treasury Stock - at cost	(2,639)	(2,639)
Total stockholders’ equity	26,861	30,651

Total liabilities and stockholders’ equity	$33,850	$39,039